UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

Post Properties, Inc.

Post Apartment Homes, L.P.

(Exact name of registrant as specified in its charter)

Georgia

Georgia

(State or other jurisdiction of incorporation)

1-12080

0-28226

(Commission File Number)

58-1550675

58-2053632

(IRS Employer Identification Number)

4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327

(Address of principal executive offices)

Registrant’s telephone number, including area code (404) 846-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 30, 2009, Post Properties, Inc., through its majority owned operating subsidiary, Post Apartment Homes, L.P. (together, the “Company”), sold an apartment community, located in Atlanta, Georgia, formerly operated as Post Dunwoody®. The sale was consummated pursuant to a purchase and sale agreement, a copy of which is included as Exhibit 99.1 and incorporated herein by reference in its entirety. The sales price for the community was approximately $47.4 million. The purchaser was Dunwoody Station Apartments, LLLP, an independent third party to the Company. The sales price was determined based on arms-length negotiations between the parties.

The property formerly operated as Post Dunwoody® is a 530-unit garden-style apartment community located in the Dunwoody area of Atlanta, Georgia and was completed in multiple phases in the late 1980’s and mid 1990’s.

As of December 31, 2008, the Company classified the Post Dunwoody® apartment community as an asset held for sale with a net book value of approximately $21.9 million. As a result, the operating results of this community were reflected in discontinued operations in the Company’s statement of operations for the year ended December 31, 2008.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1 Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009

POST PROPERTIES, INC.

By:	/s/ Christopher J. Papa
Christopher J. Papa
Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009

POST APARTMENT HOMES, L.P.

By:	POST GP HOLDINGS, INC., as General Partner

By:	/s/ Christopher J. Papa
Christopher J. Papa
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Index
99.1	Purchase and Sale Agreement.